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                                  SUB-ITEM 77M

Massachusetts Investors Growth Stock Fund (the "Fund") acquired all of the assets of the MFS Growth Opportunities Fund (the "acquired fund"). The circumstances and details of this transaction are described in the Trust's Registration Statement on Form N-14 (File No. 333-141147), as filed with the Securities and Exchange Commission via EDGAR on March 8, 2007, under Rule 488 under the Securities Act of 1933. Such description is incorporated herein by reference.

The acquired fund has ceased to be an investment company as defined in the Investment Company Act of 1940.


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